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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (ORIGINAL FILING)*

                                  INTERMUNE INC
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45884X103
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                NOVEMBER 20, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ X ] Rule 13d-1(b)
[   ] Rule 13d-1(c)
[   ] Rule 13d-1(d)


--------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 45884X103                                                  Page 2 of 9



--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Sectoral Asset Management Inc.

--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) | |
       (b) | |

--------------------------------------------------------------------------------
  3.   SEC Use Only ............................................................

--------------------------------------------------------------------------------
  4.   Citizenship or Place of Organization : Canada
--------------------------------------------------------------------------------

                           5.       Sole Voting Power 168,170
Number of
Shares                     -----------------------------------------------------
Beneficially
Owned by                   6.       Shared Voting Power -0-
Each Reporting
Person With                -----------------------------------------------------

                           7.       Sole Dispositive Power     3,661,120

                           -----------------------------------------------------
                           8.       Shared Dispositive Power -0-

--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person    3,661,120

--------------------------------------------------------------------------------
 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions).

--------------------------------------------------------------------------------
 11.  Percent of Class Represented by Amount in Row (9)    11.5%

--------------------------------------------------------------------------------
 12.  Type of Reporting Person (See Instructions)
      IA

--------------------------------------------------------------------------------



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CUSIP No. 45884X103                                                  Page 3 of 9



--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Jerome G. Pfund

--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) | |
       (b) | |

--------------------------------------------------------------------------------
  3.   SEC Use Only ............................................................

--------------------------------------------------------------------------------
  4.   Citizenship or Place of Organization : Swiss
--------------------------------------------------------------------------------

                           5.       Sole Voting Power 168,170
Number of
Shares                     -----------------------------------------------------
Beneficially
Owned by                   6.       Shared Voting Power -0-
Each Reporting
Person With                -----------------------------------------------------

                           7.       Sole Dispositive Power     3,661,120

                           -----------------------------------------------------
                           8.       Shared Dispositive Power -0-

--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person    3,661,120

--------------------------------------------------------------------------------
 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions).

--------------------------------------------------------------------------------
 11.  Percent of Class Represented by Amount in Row (9)    11.5%

--------------------------------------------------------------------------------
 12.  Type of Reporting Person (See Instructions)
      IN

--------------------------------------------------------------------------------




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CUSIP No. 45884X103                                                  Page 4 of 9



--------------------------------------------------------------------------------
  1.   Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).

       Michael L. Sjostrom

--------------------------------------------------------------------------------
  2.   Check the Appropriate Box if a Member of a Group (See Instructions)
       (a) | |
       (b) | |

--------------------------------------------------------------------------------
  3.   SEC Use Only ............................................................

--------------------------------------------------------------------------------
  4.   Citizenship or Place of Organization : Swiss
--------------------------------------------------------------------------------

                           5.       Sole Voting Power 168,170
Number of
Shares                     -----------------------------------------------------
Beneficially
Owned by                   6.       Shared Voting Power -0-
Each Reporting
Person With                -----------------------------------------------------

                           7.       Sole Dispositive Power     3,661,120

                           -----------------------------------------------------
                           8.       Shared Dispositive Power -0-

--------------------------------------------------------------------------------
  9.   Aggregate Amount Beneficially Owned by Each Reporting Person    3,661,120

--------------------------------------------------------------------------------
 10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
      (See Instructions).

--------------------------------------------------------------------------------
 11.  Percent of Class Represented by Amount in Row (9)    11.5%

--------------------------------------------------------------------------------
 12.  Type of Reporting Person (See Instructions)
      IN

--------------------------------------------------------------------------------



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CUSIP No. 45884X103                                                  Page 5 of 9



ITEM 1.   (a)    NAME OF ISSUER:
                 --------------
                 Intermune Inc.

          (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 -----------------------------------------------
                 3280 Bayshore Boulevard, Brisbane CA 94005 USA

ITEM 2.   (a)    NAME OF PERSON(S) FILING:
                 ------------------------
                 Sectoral Asset Management Inc.
                 Jerome G. Pfund
                 Michael L. Sjostrom

          (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                 -----------------------------------------------------------
                 The principal business address of each person filing is:
                 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada

          (c)    CITIZENSHIP:
                 -----------
                 Sectoral Asset Management Inc. is a Canadian corporation Jerome G. Pfund is a Swiss citizen
                 Michael L. Sjostrom is a Swiss citizen

          (d)    TITLE OF CLASS OF SECURITIES:
                 ----------------------------
                 Common Stock

          (e)    CUSIP NUMBER:
                 -------------
                 45884X103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
          ----------------------------------------------------------------------

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [X] An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

          (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);


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CUSIP No. 45884X103                                                  Page 6 of 9



          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ]  Group, in accordance withss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP. Sectoral Asset Management Inc, in its capacity as an ---------- investment adviser, has the sole right to dispose of or vote the number of shares of common stock of the Issuer set forth in this filing. Jerome G. Pfund and Michael L. Sjostrom are the sole shareholders of Sectoral Asset Management Inc. Sectoral Asset Management, Inc. and Messrs. Pfund and Sjostrom disclaim beneficial ownership of the Issuer's common stock held by Sectoral Asset Management Inc.

          (a)    AMOUNT BENEFICIALLY OWNED:
                 -------------------------
                 Sectoral Asset Management Inc.: 3,661,120 shares Jerome G. Pfund: 3,661,120 shares
                 Michael L. Sjostrom:  3,661,120 shares

          (b)    PERCENT OF CLASS:
                 ----------------
                 Sectoral Asset Management Inc.:  11.5%
                 Jerome G. Pfund:  11.5%
                 Michael L. Sjostrom:  11.5%

          (c)    NUMBER OF SHARES AS TO WHICH THE PERSON HAS:
                 -------------------------------------------

                 (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:
                        -----------------------------------------
                        Sectoral Asset Management Inc.: 168,170 shares Jerome G. Pfund: 168,170 shares
                        Michael L. Sjostrom:  168,170 shares

                 (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:
                        ------------------------------------------
                        Not applicable.

                 (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                        -----------------------------------------------------
                        Sectoral Asset Management Inc.: 3,661,120 shares Jerome G. Pfund: 3,661,120 shares
                        Michael L. Sjostrom:  3,661,120 shares

                 (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                        -------------------------------------------------------
                        Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          --------------------------------------------
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


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CUSIP No. 45884X103                                                  Page 7 of 9



ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
          ---------------------------------------------------------------
          Various persons, as investment advisory clients of Sectoral Asset Management, Inc., have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Issuer. To the knowledge of Sectoral Asset Management, Inc., no one such person's interest in the common stock of the Issuer is more than five percent of the total outstanding common stock of the Issuer, other than Pictet Funds-BIOTECH, a Luxemburg investment company that beneficially owns 8.6% of the common stock of the Issuer.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.
          ----------------------------------------------------------------------

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          ---------------------------------------------------------
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          ------------------------------

          Not applicable.

ITEM 10.  CERTIFICATION.
          -------------
          By signing below the undersigned each certifies that, to the best knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP No. 45884X103                                                  Page 8 of 9




                                    SIGNATURE

         After reasonable inquiry and to the best knowledge and belief of each of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  January 5, 2004               SECTORAL ASSET MANAGEMENT INC.

                                      /s/ Jerome G. Pfund
                                      ------------------------------------------
                                      By:  Jerome G. Pfund
                                      Its:  CEO


Dated:  January 5, 2004               /s/ Jerome G. Pfund
                                      ------------------------------------------
                                      Jerome G. Pfund


Dated:  January 5, 2004               /s/ Michael L. Sjostrom
                                      ------------------------------------------
                                      Michael L. Sjostrom


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CUSIP No. 45884X103                                                  Page 9 of 9




                                                                       EXHIBIT A
                                                                       ---------



                                    AGREEMENT

         Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G needs be filed with respect to the ownership by each of the undersigned of the shares of common stock of Intermune Inc, and that the Schedule 13G to which this Agreement is appended as EXHIBIT A is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

           EXECUTED as a sealed instrument this 5th day of January, 2004.

                                            SECTORAL ASSET MANAGEMENT INC.

                                            /s/ Jerome G. Pfund
                                            ------------------------------------
                                            By:  Jerome G. Pfund
                                            Its:  CEO


                                            /s/ Jerome G. Pfund
                                            ------------------------------------
                                            Jerome G. Pfund


                                            /s/ Michael L. Sjostrom
                                            ------------------------------------
                                            Michael L. Sjostrom